Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-30870, 333-36140, 333-83282 and 333-100037) of Therma-Wave, Inc. of our report dated May 28, 2003, except as to the Liquidity section of Note 1, which is as of June 26, 2003, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Jose, California

June 30, 2003